Exhibit 10.1

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 5th day of March, 2009, by and between BMR-3450 MONTE VILLA PARKWAY LLC, a Delaware limited liability company (“Landlord,” as successor-in-interest to Phase 3 Science Center LLC (“Original Landlord”)), and MDRNA, INC., a Delaware corporation (“Tenant,” as successor-in-interest to Nastech Pharmaceutical Company Inc. (“Original Tenant”)).

RECITALS

A. WHEREAS, Original Landlord and Original Tenant entered into that certain Lease dated as of April 23, 2002, as amended by that certain First Amendment to Lease dated as of July 1, 2003, and that certain Second Amendment to Lease dated as of January 29, 2004 (collectively, the “Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord at 3450 Monte Villa Parkway in Bothell, Washington (the “Building”);

B. WHEREAS, Tenant intends to vacate the Premises prior to the expiration of the term of the Lease and has requested rent, operating expense and maintenance payment relief and that Landlord assume certain maintenance obligations at the Building;

C. WHEREAS, Tenant is in default of Tenant’s obligation to pay Rent and replenish the Security Deposit as set forth in the Lease; and

D. WHEREAS, Landlord and Tenant desire to modify and amend the Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Lease unless otherwise defined herein.

2. Maintenance Obligations. Notwithstanding anything in the Lease to the contrary, Landlord hereby agrees to (a) maintain and repair the roof; the exterior of the Building; the landscaping; the parking lot; the elevators; and the Building’s HVAC, electrical, plumbing, security, exterior generator, fire sprinkler (including related alarms) systems, and other building systems including the DI water system, air compressors, vacuum pumps and nitrogen (b) wash the outside windows of the Building, (c) supply regular janitorial service, including refuse removal, (d) maintain 3 small and 1 large Millipore water systems, 2 large glass washers, approximately 60 small “R&D” cubicles, approximately 40 standard size cubicles, approximately 20 sets of furniture for private offices and an autoclave (e) supply the following utilities: phones for the elevators and alarms, water, sewer, gas and electricity (collectively, the “Maintenance Obligations”), the cost of which shall be paid by Tenant as Additional Rent, except as abated in Section 6 below. The parties acknowledge that the building systems and other items within the Premises referenced in this Section 2 are attached to and have become an integral part of the Premises and shall not be considered Tenant’s Removable Property or otherwise allowed to be removed by Tenant.

3. Entry into Premises. Landlord’s right to enter the Premises as set forth in Section 32.2 of the Lease shall be expanded to permit Landlord to perform the Maintenance Obligations and for Landlord and Landlord’s agents to show the Premises to any potential tenant, purchaser, affiliate or lender.

4. Basic Annual Rent and Operating Expenses. Concurrently with the execution and delivery of this Amendment, Tenant shall pay Landlord funds that total $205,943.51 (“Cure Amount”), which amount shall be applied to Basic Annual Rent and Tenant’s Pro Rata Share of Operating Expenses (including late fees) in default for the month of January 2009 and to replenish the Cash Deposit to the amount required under the Lease (i.e., $277,140). From and after Tenant’s delivery of the Cure Amount, Landlord shall no longer be required to keep the Cash Deposit in a separate account bearing interest for the benefit of Tenant. Landlord may intermingle the Cash Deposit with Landlord’s general funds and Tenant shall not be entitled to any interest accruing on the Cash Deposit.

5. Cash Deposit and Letter of Credit. Notwithstanding anything to the contrary in the Lease, Landlord may on the first day of each month commencing on March 1, 2009, draw upon the Cash Deposit or Letter of Credit to cover payments of Rent without the need for notice to Tenant or affording Tenant an opportunity to cure. In addition, Landlord shall remain entitled to draw on the Security Deposit for any other purpose set forth in the Lease or this Amendment. Tenant shall cooperate with Landlord and shall sign any necessary documents requested by the lender issuing the Letter of Credit to assist in Landlord drawing upon the Letter of Credit in accordance with the Lease or this Section 4. Following payment of the Cure Amount, there shall be no obligation now or at any time in the future by Tenant to replenish or renew the Cash Deposit or Letter of Credit, unless Tenant re-commences business operations in all or part of the Premises. The preceding sentence shall not apply to the cash deposit or letter of credit security of any subtenant or assignee of the Lease.

6. Abatement and Resumption of Basic Annual Rent and Operating Expense Payments. After the Cash Deposit and Letter of Credit are fully exhausted, Tenant’s obligation to pay Basic Annual Rent or Additional Rent (except as set forth in Section 24.3) shall abate until July 1, 2010, upon which date, and with accrual commencing as of such date, Tenant’s obligation to pay Basic Annual Rent and Tenant’s Pro Rata Share of Operating Expenses shall resume in accordance with the terms of the Lease. The parties acknowledge that such abatement, absent a default by Tenant, applies to all amounts due by Tenant under the Lease during such period. In the event that Tenant defaults under the Lease (beyond any applicable notice and cure periods) or the Lease is terminated prior to its natural expiration date (other than by Landlord pursuant to Section 7 below or due to the default by Landlord (beyond any applicable notice and cure periods) in its obligations under the Lease or this Amendment), Tenant shall promptly pay to Landlord any Rent abated by operation of this Amendment, in addition to any other damages or remedies available to Landlord, and Landlord may immediately draw upon the balance of the Cash Deposit and Letter of Credit to cure such defaults in accordance with Section 9 of the Lease, as amended hereby.

7. Stock in Tenant. Tenant shall, upon execution of this Amendment, issue to Landlord, or Landlord’s assignee, 1,500,000 shares of certificated stock in Tenant, and in connection therewith Landlord (or Landlord’s assignee) and Tenant have executed and delivered a Stock Purchase Agreement in the form attached hereto as Exhibit A, providing for the issuance of such shares, which shall be deemed fully earned upon the execution and delivery of this Amendment and such a Stock Purchase Agreement, and not subject to rebate.

8. Landlord’s Termination Option. Notwithstanding anything in the Lease to the contrary, Landlord may terminate the Lease with respect to all or a portion of the Premises at any time for any or no reason upon 30 days’ prior written notice to Tenant. Any sublease or lease of all or any portion of the Premises shall terminate all of Tenant’s future payment obligations with respect to that portion of the Premises for the full future Term of the Lease; provided in the case of a sublease or lease of a portion of the Premises the payment obligations with respect to the subject Premises shall be determined equitably and in good faith by Landlord following consultation with Tenant. Upon the effectiveness of the termination of the Lease by Landlord, Tenant shall accrue no further obligations with respect to the portion of the Premises to which the termination applies, except with respect to those provisions of the Lease that, by their express terms, survive the expiration or earlier termination thereof.

9. Marketing of Premises. Notwithstanding anything in the Lease to the contrary, Landlord may, and shall use its continued reasonable efforts to, market the Premises to potential purchasers or tenants. Tenant shall reasonably cooperate with such efforts at no cost to Tenant, including reasonable cooperation with any broker or agent employed by Landlord.

10. Sublease and Assignment. Tenant may seek a subtenant or assignee of the Lease at any time during the Term in accordance with the terms of the Lease, including, without limitation, Landlord’s consent and approval rights.

11. Lender’s Consent. This Amendment shall be of no force or effect unless and until Landlord gives Tenant written confirmation that Landlord has obtained the consent of Landlord’s lender or lenders to this Amendment. Tenant shall pay all costs incurred by Landlord in obtaining the consent of Landlord’s lender(s), including, without limitation, reasonable attorneys’ fees (not to exceed $10,000).

12. No Surrender or Acceptance; No Waiver. Nothing in this Amendment shall be construed as a surrender of the Premises by Tenant or an acceptance of the Premises by Landlord and, except with regard to its performance of the Maintenance Obligations, Landlord is not waiving any rights it may have under the Lease, at law or in equity. Except as explicitly stated in this Amendment, the Lease remains unmodified and in full force and effect, including, without limitation, Tenant’s obligations to pay Rent and to ultimately surrender the Premises to Landlord at the expiration or earlier termination of the Term in the condition required by the Lease.

13. Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment and agrees to indemnify, defend and hold Landlord harmless from any and all cost or liability for compensation claimed by any such broker or agent employed or engaged by it or claiming to have been employed or engaged by it.

14. No Default. Other than Recital C above, Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

15. Effect of Amendment. Except as modified by this Amendment, the Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. The covenants, agreements, terms, provisions and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease, their respective assigns. In the event of any conflict between the terms contained in this Amendment and the Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties. From and after the date hereof, the term “Lease” as used in the Lease shall mean the Lease, as modified by this Amendment.

16. Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference.

17. Counterparts. This Amendment may be executed in one or more counterparts that, when taken together, shall constitute one original.

IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands as of the date and year first above written, and acknowledge that they possess the requisite authority to enter into this transaction and to execute this Amendment.

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LANDLORD:

BMR-3450 MONTE VILLA PARKWAY LLC,
a Delaware limited liability company

By:	/s/ Kent Griffin

Name:	Kent Griffin

Title:	President

TENANT:

MDRNA, INC.,
a Delaware corporation

By:	/s/ J. Michael French

Name:	J. Michael French

Title:	President and CEO

CALIFORNIA ALL-PURPOSE CERTIFICATE OF ACKNOWLEDGEMENT

STATE OF California

COUNTY OF San Diego

On March 6, 2009 before me, Christy D. Bartlett a Notary Public in and for said state, personally appeared Kent Griffin, who proved to me on the basis of satisfactory evidence to be the person whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

/s/ Christy D. Bartlett

Signature of Notary Public

Commission Expires 11/16/2009

ACKNOWLEDGEMENT

STATE OF WA	§

COUNTY OF Snohomish	§ §

On March 5, 2009, before me, a Notary Public in and for said state, personally appeared J. Michael French, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, in that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

/s/ Kelli J. Endreson

Kelli J. Endreson, Notary Public

My Commission Expires 12/20/2011